Exhibit 10.1

EMCORE CORPORATION

FISCAL 2021 BONUS PLAN

This EMCORE Corporation Fiscal 2021 Bonus Plan (this “Bonus Plan”) sets forth the terms of the fiscal 2021 annual incentive bonus opportunity for eligible employees of EMCORE Corporation (the “Corporation”) selected to participate in this Bonus Plan (each, a “Participant”).

1.	ADMINISTRATION

This Bonus Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) of the Corporation. The Committee shall act as the Administrator of this Bonus Plan, and shall have the authority to construe and interpret this Bonus Plan, to prescribe, amend, and rescind rules and regulations relating to this Bonus Plan, and to authorize the Corporation’s Chief Executive Officer (the “CEO”) or his delegates to make determinations under this Bonus Plan for Participants who are not executive officers of the Corporation (the “Other Participants”). Any powers of the Administrator pursuant to this Bonus Plan may also be exercised by the Board of Directors of the Corporation.

2.	AWARDS

Each Participant will be granted an “Award” under this Bonus Plan.

For Participants who are executive officers of the Corporation (the “Executive Officers”), subject to the terms and conditions of this Bonus Plan, each Award represents the opportunity to receive a cash payment (the “Bonus”) for the Corporation’s 2021 fiscal year (the “Performance Period”). Subject to the terms and conditions of this Bonus Plan, Awards for certain Other Participants selected by the CEO or his delegates may also represent the opportunity to receive a Bonus for the Performance Period.

Each Participant will have a Target Bonus Amount for the Performance Period. As used herein and unless otherwise determined by the CEO for certain Other Participants, “Target Bonus Amount” with respect to an Award means the amount obtained by multiplying (i) the rate of regular base salary (without giving effect to any overtime compensation and based solely on a 40-hour work week) payable to the Participant for the Performance Period as of the end of the Performance Period, by (ii) the Participant’s target bonus opportunity, expressed as a percentage of such rate of base salary, as established by the Committee for Executive Officers or by the CEO or his delegates for the Other Participants. If determined by the CEO for certain Other Participants at a Grade Level 6 or below, “Target Bonus Amount” with respect to an Award shall mean the fixed target bonus amount established by the CEO with respect to such Other Participant.

3.	BONUS DETERMINATION

For each of the CEO and the Corporation’s Chief Financial Officer, SVP Engineering and SVP Operations, 100% of the Target Bonus Amount shall become payable based upon the Corporation’s performance during the Performance Period as determined pursuant to the provisions of this Section 3.

For the Other Participants, their Target Bonus Amount for the Performance Period shall become payable based upon any of (i) the Corporation’s performance and/or (ii) the Other Participant’s business unit’s performance, in such percentages as determined by the CEO or his delegates, and in each case as determined pursuant to the provisions of this Section 3.

(a)           Corporation Performance

The Corporation’s performance shall be measured using the Corporation’s Non-GAAP Operating Profit (as defined below) for the Performance Period. For Participants at a Grade Level 10 or higher, if the Corporation’s Non-GAAP Operating Profit achieved does not meet or exceed 80% of the target level established by the Committee for the Performance Period (the “Non-GAAP Operating Profit Target”), the amount of Bonus payable to a Participant with respect to the Corporation’s performance (the “Corporation Performance Bonus Amount”) for the Performance Period will be zero. If the Corporation’s Non-GAAP Operating Profit achieved meets or exceeds 80% of the Non-GAAP Operating Profit Target for the Performance Period, the Corporation Performance Bonus Amount, if any, payable to such Participant for the Performance Period will be determined by multiplying (i) the amount of the Participant’s Target Bonus Amount tied to the Corporation’s performance, if any by (ii) the funding percentage as set forth in the following table:

Non-GAAP Operating Profit Achieved (% of Target)	Corporation Performance Bonus Amount Funding Percentage (%)
80%	60%
90%	80%
95%	95%
100%	100%
120%	120%

If the Corporation’s Non-GAAP Operating Profit percentage achieved for the Performance Period is between the percentage levels listed in the table above, the funding percentage shall be pro-rated on a straight-line basis between the closest two percentages listed in the table above. The maximum funding percentage for the Performance Period shall be 120% and no additional Corporation Performance Bonus Amount shall be paid for the Performance Period if the Corporation achieves Non-GAAP Operating Profit above 120% of the Non-GAAP Operating Profit Target.

For Participants between a Grade Level 7 and Grade Level 9, if the Corporation’s Non-GAAP Operating Profit achieved for the Performance Period does not meet or exceed 50% of the Non-GAAP Operating Profit Target, the Corporation Performance Bonus Amount for the Performance Period will be zero, and if the Corporation’s Non-GAAP Operating Profit achieved for the Performance Period meets or exceeds 50% of the Non-GAAP Operating Profit Target for the Performance Period, the Corporation Performance Bonus Amount, if any, payable to such Participant for the Performance Period will be determined by multiplying (i) the amount of the Participant’s Target Bonus Amount tied to the Corporation’s performance, if any, by (ii) the funding percentage as set forth in the following table:

Non-GAAP Operating Profit Achieved (% of Target)	Corporation Performance Bonus Amount Funding Percentage (%)
50%	50%
60%	60%
70%	70%
80%	80%
90%	90%
100%	100%
110%	110%
120%	120%

If the Corporation’s Non-GAAP Operating Profit percentage achieved for the Performance Period is between the percentage levels listed in the table above, the funding percentage shall be pro-rated on a straight-line basis between the closest two percentages listed in the table above. The maximum funding percentage for the Performance Period shall be 120% and no additional Corporation Performance Bonus Amount shall be paid for the Performance Period if the Corporation achieves a Non-GAAP Operating Profit above 120% of the Non-GAAP Operating Profit Target.

For purposes of this Bonus Plan, “Non-GAAP Operating Profit” means the operating profit for the Performance Period, as determined under generally accepted accounting principles in the United States, with adjustments approved by the Compensation Committee that are consistent with the description included in the Corporation’s quarterly earnings news releases under the section “Use of Non-GAAP Financial Measures” and the associated reconciliation schedules included in both the Corporation’s quarterly earnings news releases and in the quarterly Board of Director meetings and Audit Committee calls. The adjusted items included in these reconciliations generally include stock-based compensation expense; acquisition-related items including expenses incurred by or on behalf of the Strategy Committee of the Board of Directors, including in connection with proposed acquisitions or divestitures; restructuring, severance/separation, and transition charges; litigation expenses associated with any material arbitration or litigation matters, gain or loss on the sale of assets; and other non-recurring operating net gains or losses and any other items consistent with the description included in the Corporation’s quarterly earnings news releases under the section “Use of Non-GAAP Financial Measures.

(b)           Business Unit Performance.

In the case of Other Participants, the CEO or his delegates shall determine the business unit performance goals for the Performance Period for each Other Participant and shall communicate such goals to each Other Participant. At the end of the Performance Period, the CEO or his delegates shall evaluate, or cause to be evaluated, the business unit performance of each Other Participant during the Performance Period and shall determine the percentage by which the Other Participant achieved his or her business unit performance goals for the Performance Period (the “Business Unit Performance Bonus Funding Percentage”). The Business Unit Performance Bonus Funding Percentage may range from 0% to 120%. The amount of Bonus payable to each Other Participant with respect to such Participant’s business unit performance during the Performance Period (the “Business Unit Performance Bonus Amount”) shall be determined by multiplying (i) the amount of the Other Participant’s Target Bonus Amount tied to the Other Participant’s business unit’s performance by (ii) the Business Unit Performance Bonus Funding Percentage. For certain Other Participants, the CEO or his delegates may determine that the Business Unit Performance Bonus Funding Percentage is 0% for the Performance Period if the Corporation’s Non-GAAP Operating Profit achieved does not meet or exceed 80% of the Non-GAAP Operating Profit Target for the Performance Period, or if the Other Participant does not meet other individual performance goals.

(d)           Bonus Amount.

The amount of the Bonus payable to a Participant for the Performance Period shall equal the sum of any applicable (i) Corporation Performance Bonus Amount and (ii) Business Unit Performance Bonus Amount for the Performance Period.

(e)	Bonus Certification; Payment.

For the Executive Officers, as soon as reasonably practicable after the end of the Performance Period, the Administrator shall determine the Non-GAAP Operating Profit achieved by the Corporation for the Performance Period and the amount of each Executive Officer’s Bonus payable pursuant to this Bonus Plan. Any Bonuses becoming payable to the Executive Officers pursuant to this Bonus Plan shall be paid in cash as soon as reasonably practicable following the determination of the Bonus pursuant to this Section 3(e), with all such Bonuses to be paid no later than March 15, 2022.

For the Other Participants, the CEO or his delegates shall determine the amount of each Participant’s Bonus payable pursuant to this Bonus Plan for the Performance Period, provided that the payment of such Bonuses shall also be subject to the approval of the Committee if determined to be appropriate by the Committee. Any Bonuses becoming payable to Other Participants pursuant to this Bonus Plan shall be paid in cash as soon as reasonably practicable following the end of the Performance Period, with all Bonuses to be paid no later than March 15, 2022.

4.	NEWLY-HIRED PARTICIPANTS

In order to be eligible to be selected as a Participant in this Bonus Plan for the Performance Period, any person whose employment with the Corporation begins after commencement of the Performance Period must be employed by the Corporation on or prior to June 30, 2021. Notwithstanding the foregoing, if any Participant is selected to participate in this Bonus Plan after June 30, 2021, the Administrator shall have the discretion to make appropriate pro-rata adjustments to the amount of the Participant’s Bonus based on the number of complete months or days the Participant was employed by the Corporation during the Performance Period.

5.	CONTINUED EMPLOYMENT REQUIREMENT

Unless otherwise provided in a Participant’s employment agreement, severance benefits agreement, or similar agreement with the Corporation, a Participant must remain in good standing and continuously employed by the Corporation or one of its subsidiaries through the Bonus payment date in order for any Bonus to become payable pursuant to this Bonus Plan. Unless otherwise provided in a Participant’s employment agreement, severance benefits agreement, or similar agreement with the Corporation, if a Participant terminates employment with the Corporation or one of its subsidiaries for any reason prior to the Bonus payment date, all of the Participant’s rights under this Bonus Plan will automatically terminate.

6.	RECOUPMENT OF BONUS PAYMENTS

Any Bonuses becoming payable pursuant to this Bonus Plan shall be subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Bonuses or other cash or property received with respect to the Bonuses.

7.	GENERAL PROVISIONS

7.1	Eligible Employees. All regular, full-time and part-time employees of the Corporation shall be eligible to participate in this Bonus Plan, except employees who participate in a sales commission plan or other cash incentive plans. An eligible employee shall only become a Participant if he or she is selected to participate in this Bonus Plan.

7.2	Rights of Participants.

(a)	No Right to Continued Employment. Nothing in this Bonus Plan (or in any other documents evidencing any Award under this Bonus Plan) will be deemed to confer on any Participant any right to continue in the employ of the Corporation or any subsidiary or interfere in any way with the right of the Corporation or any subsidiary to terminate his or her employment at any time.

(b)	Bonus Plan Not Funded. No Participant or other person will have any right or claim to any specific funds, property, or assets of the Corporation by reason of any Award hereunder. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

7.2	Force and Effect. The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

7.3	Governing Law. This Bonus Plan will be construed under the laws of the State of California.

7.4	Construction. Section 409A. It is intended that Awards granted and Bonuses paid under this Bonus Plan qualify as “short-term deferrals” within the meaning of the guidance provided by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended, and this Bonus Plan shall be interpreted consistent with that intent.

7.5	Tax Withholding. Any Bonuses becoming payable pursuant to this Bonus Plan shall be subject to the Corporation’s withholding such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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